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                                 [LETTERHEAD]


                               November 27, 1996

FBL Financial Group, Inc.
5400 University Avenue
West Des Moines, IA 50266


Ladies and Gentlemen:

     FBL Financial Group, Inc., an Iowa corporation (the "Company"), has filed a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933 (the "Act") in connection with the proposed sale by the Company of up to 1,750,000 shares of Class A Common Stock, no par value, of the Company (the "Shares") pursuant to the Company's Amended and Restated FBL Financial Group, Inc. 1996 Class A Common Stock Compensation Plan.

     As counsel to the Company, we have examined the corporate proceedings and such other legal matters as we deemed relevant to the authorization and issuance of the Shares issuable pursuant to the Plan and covered by the Registration Statement. Based on such examination, it is our opinion that upon payment for and issuance of the Shares in accordance with the Plan, the Shares will be legally issued, fully paid and nonassessable.

     We do not find it necessary for the purpose of this opinion, and, accordingly, do not purport to cover herein, the application of the "Blue Sky" or securities laws of various states to offers or sales of the Shares.

     We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the references therein to our firm in such Registration Statement. In giving this consent, we do not concede that we are experts within the meaning of the Act or the rules and regulations thereunder, or that this consent is required by Section 7 of the Act.

                                 Very truly yours,

                                 DAVIS, BROWN, KOEHN, SHORS & ROBERTS, P.C.


                                 /s/ Donald J. Brown
                                 ------------------------------------------
                                 Donald J. Brown

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